Exhibit 99.1

PRESS RELEASE

Reckson Associates Realty Corp.	SL Green Realty Corp.
625 Reckson Plaza	420 Lexington Avenue
Uniondale, NY 11556	New York, NY 10170
(516) 506-6000 (Phone)	(212) 594-2700 (Phone)
(516) 506-6800 (Facsimile)	(212) 216-1785 (Facsimile)
Contact: Susan McGuire	Contact: Heidi Gillette

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SL Green and Reckson Announce Dividend Mechanics in
Connection with Pending Merger

(MANHATTAN, NEW YORK and UNIONDALE, NEW YORK, January 16, 2007) – As previously announced, SL Green Realty Corp. (NYSE: SLG) and Reckson Associates Realty Corp. (NYSE: RA) currently expect to close their previously announced merger on or about January 25, 2007.

In connection with such closing, as previously announced, Reckson expects to declare a special dividend of an aggregate of approximately $25 million representing approximately $0.29 in cash per share and unit, to be based on the then currently outstanding shares and units. This special dividend is expected to have a record date as of January 24, 2007 (the date immediately prior to the expected closing date of the merger). The NYSE has advised Reckson that it intends to trade Reckson shares with due bills after such declaration with the result that the dividend will be paid to those holders entitled to receive the merger consideration. If the closing of the merger is delayed, the record date for this dividend will also be delayed correspondingly.

This special dividend is conditioned on the closing of the Reckson and SL Green merger and the purchase by certain members of Reckson management and other investors of certain suburban assets as described in Reckson and SL Green’s proxy statement/prospectus.

In the merger, Reckson shareholders will receive, per share of Reckson common stock, 0.10387 of a share of SL Green common stock, $31.68 in cash, and an amount in cash equal to an adjusted pro rata dividend in addition to the special dividend referred to above. If the closing occurs on January 25, 2007, the amount of the adjusted pro rata dividend will be $0.0977 per share.

The closing of the merger remains subject to the terms and conditions of the previously announced merger agreement.

Important Information and Where to Find It
Reckson and SL Green have filed a definitive proxy statement/prospectus as part of a registration statement regarding the proposed transaction with the Securities and Exchange Commission (SEC) on October 19, 2006. Investors and security holders are urged to read the proxy statement/prospectus because it contains important information about SL

Green and Reckson and the proposed transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents filed by SL Green and Reckson with the SEC at the SEC’s website at www.sec.gov. The definitive proxy statement/prospectus and other relevant documents may also be obtained free of charge from SL Green or Reckson by directing such request to: SL Green, 420 Lexington Avenue, New York, NY 10170, Attention: Investor Relations, or Reckson, 625 Reckson Plaza, Uniondale, NY 11556, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement, prospectus and other relevant material before making any voting or investment decisions with respect to the merger.

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